Exhibit 99.1

CarGurus Delays Earnings Release and Conference Call

CAMBRIDGE, Mass., August 3, 2023 — CarGurus, Inc. (Nasdaq: CARG), the No. 1 visited digital auto platform for shopping, buying, and selling new and used vehicles1, today announced that it will delay its second quarter 2023 earnings release and conference call, previously scheduled for 5:00 p.m. Eastern Time on August 3, 2023. CarGurus has not completed its customary quarterly closing and review procedures for the three months ended June 30, 2023. CarGurus will announce the date of the rescheduled earnings release and conference call in a subsequent press release.

About CarGurus

CarGurus (Nasdaq: CARG) is a multinational, online automotive platform for buying and selling vehicles that is building upon its industry-leading listings marketplace with both digital retail solutions and the CarOffer digital wholesale platform. The CarGurus platform gives consumers the confidence to purchase and/or sell a vehicle either online or in-person, and it gives dealerships the power to accurately price, effectively market, instantly acquire, and quickly sell vehicles, all with a nationwide reach. The Company uses proprietary technology, search algorithms, and data analytics to bring trust, transparency, and competitive pricing to the automotive shopping experience. CarGurus is the most visited automotive shopping site in the U.S.1

1Source: SimilarWeb: Traffic Report, Q2 2023, U.S.

CarGurus also operates online marketplaces under the CarGurus brand in Canada and the United Kingdom. In the United States and the United Kingdom, CarGurus also operates the Autolist and PistonHeads online marketplaces, respectively, as independent brands.

To learn more about CarGurus, visit www.cargurus.com, and for more information about CarOffer, visit www.caroffer.com.

CarGurus® is a registered trademark of CarGurus, Inc., and CarOffer® is a registered trademark of CarOffer, LLC. All other product names, trademarks and registered trademarks are property of their respective owners.

© 2023 CarGurus, Inc., All Rights Reserved.

Investor Contact:

Kirndeep Singh

Vice President, Investor Relations

investors@cargurus.com